Exhibit 3.B

By-Laws

of

CARPENTER TECHNOLOGY CORPORATION

As Last Amended Effective June 24, 2004

1. MEETINGS OF STOCKHOLDERS.

1.1 Annual Meeting. The annual meeting of stockholders shall be held during the last two weeks of October in each year, and shall be held at a place and time determined by the Board of Directors (the “Board”).

At an annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, or (b) otherwise brought before the meeting by or at the direction of the Board or by a stockholder in accordance with the following provisions. In addition to any other applicable requirements, for business to be brought before an annual meeting by a stockholder, the stockholder must have given notice thereof in writing to the Secretary of the Corporation, which must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of the stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be so received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 1.1.

The chairperson of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 1.1 and, if the chairperson should so determine, any such business not properly brought before the meeting shall not be transacted.

1.2 Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, special meetings of the stockholders may be called only by the Board pursuant to a resolution approved by a majority of the entire Board. At a special meeting of the stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board.

1.3 Place of Meetings. Meetings of the stockholders may be held in or outside Delaware at the place specified in the notice by the person or persons calling the meeting.

1.4 Notice of Meetings. Written notice of each meeting of stockholders shall be mailed to each stockholder entitled to vote at the meeting, not less than 20 nor more than 40 days before the meeting, and shall state the time and place of the meeting and the purposes for which it is called.

1.5 Quorum. The presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of any business, except as otherwise provided by law. In the absence of a quorum any officer entitled to preside at or act as secretary of such meeting shall have the power to adjourn the meeting from time to time until a quorum is present, without further notice other than announcement at the meeting of the adjourned time and place (provided that if a meeting is adjourned for more than 30 days, or if a new record date is set, a new notice must be given). At any adjourned meeting at which a quorum is present, any action may be taken which might have been taken at the meeting as originally called.

1.6 Voting; Proxies. Stockholders may attend meetings and vote either in person or by proxy. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority:

(i) A stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy. Execution may be accomplished by the stockholder or an authorized officer, director, employee or agent signing such writing or causing their signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing the transmission of a telegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram or other electronic transmission was authorized by the stockholder.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Corporate action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of stockholders at which a quorum is present, except as otherwise provided by law, by the Certificate of Incorporation, as amended from time to time, or by these By-Laws. Directors shall be elected in the manner provided in Section 2.l of these By-Laws.

1.7 Inspectors of Election. In advance of every meeting of the stockholders, the Board by resolution or the Chairperson or President shall appoint one or more persons to act as inspectors of election at the meeting. One or more other persons may be designated as alternate inspectors to replace any inspector who is unable or unwilling to act at such meeting. If no inspector or alternate inspector has been appointed or is present, ready and willing to act at any meeting, the chairperson of the meeting shall appoint one or more persons to act as inspectors at the meeting. Each inspector, before discharging the duties of office, shall faithfully take and sign an oath to execute the duties of inspector with strict impartiality and according to the best of the inspector’s ability. The inspectors shall have the duties prescribed by law. Any person, including persons who serve the Corporation in other capacities, including without limitation, as officers, employees, agents or representatives of the Corporation, may act as an inspector, except that no candidate for the office of director shall act as an inspector of any election for directors.

1.8 Opening and Closing of the Polls. At every meeting of the stockholders, the chairperson of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting.

2. BOARD OF DIRECTORS.

2.1 Number, Election and Term of Directors. The business of the Corporation shall be managed under the direction of the Board, which shall consist of not less than six nor more than seventeen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board. A majority of the Board must be persons who are neither current nor former officers or employees of the Corporation or its subsidiaries. The Board of Directors shall be divided into three classes. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The term of office of the first class will expire at the first annual meeting of the stockholders after the initial classification of the Board, that of the second class will expire at the second meeting after the initial classification of the Board, and that of the third class will expire at the third annual meeting after the initial classification of the Board. At each annual meeting of the stockholders after such initial classification of the Board, directors shall be chosen for a term of three years to succeed those whose terms expire, and shall hold office until the third following annual meeting of stockholders and until the election of their respective successors, subject to the provisions of Section 2.6 hereof. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case may a decrease in the number of directors shorten the term of any incumbent director. Directors shall be elected at each annual meeting of stockholders by a plurality of the votes cast by written ballot. As used in these By-Laws, “entire Board” means the total number of directors which the Corporation would have if there were no vacancies.

2.2 Quorum and Manner of Acting. A majority of the directors in office (but not less than one-third of the entire Board) shall constitute a quorum for the transaction of business at any meeting, except as provided in Section 2.7 of these By-Laws. Action of the Board shall be authorized by the vote of a majority of the directors present at the time of the vote, if a quorum is present, unless otherwise provided by law or these By-Laws. In the absence of a quorum, a majority of the directors present may adjourn any meeting from time to time until a quorum is present, on notice given as provided in Section 2.5 hereof.

2.3 Annual and Regular Meetings. Annual meetings of the Board, for the election of officers and consideration of other matters, shall be held either (a) without notice immediately after the annual meeting of stockholders and at the same place, or (b) as soon as practicable after the annual meeting of stockholders on notice as provided in Section 2.5 of these By-Laws. Regular meetings of the Board may be held at such times and places as the Board determines.

2.4 Special Meetings. Special meetings of the Board may be called by the Chairperson of the Board or the Chief Executive Officer of the Corporation or by three directors, one from each class of directors then in office.

2.5 Notice of Meetings; Waiver of Notice. Notice of the time and place of each regular and special meeting of the Board, and of each annual meeting not held immediately after the annual meeting of stockholders and at the same place, shall be given to each director by mailing it to the Director at the Director’s residence or usual place of business at least five days before the meeting, or by delivering or telephoning or telegraphing it to the Director at least one day before the meeting. Notice of a special meeting shall also state the general purpose or purposes for which the meeting is called. Notice need not be given to any director who submits a signed waiver of notice before or after the meeting, or who attends the meeting without protesting the lack of notice to him or herself, either before the meeting or when it begins. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

2.6 Resignation and Retirement of Directors. Any director may resign at any time by giving written notice to the Chief Executive Officer or Secretary of the Corporation, to take effect at the time specified therein. The acceptance of such resignation, unless required by the terms thereof, shall not be necessary to make it effective. Unless otherwise provided by resolution of the Board, any director who is also an officer of the Corporation shall retire from the Board upon the earlier of (a) attaining age 65 or (b) retirement as an officer of the Corporation. Unless otherwise provided by resolution of the Board, any Director who is not an Officer of the Corporation shall retire from the Board at the next Annual Meeting of Stockholders after the Director attains the age of 70.

2.7 Vacancies. Any vacancy in the Board, including one created by an increase in the number of directors, may be filled for the unexpired term by a majority vote of the remaining directors, though not a quorum.

2.8 Action by Directors Without a Meeting. Any action by the Board or any committee of the Board may be taken without a meeting, if a written consent to the action is signed by all of the members of the Board or committee.

2.9 Compensation. Directors shall receive such compensation as the Board determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties. A director may also be paid for serving the Corporation, its affiliates or subsidiaries in other capacities.

2.10 Nominations of Director Candidates. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors at meetings of stockholders. Nominations of persons for election to the Board of the Corporation may be made at a meeting of stockholders by (a) the Board, (b) any committee whose responsibilities include director nominations or person appointed by the Board, or (c) any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2.10. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the

Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of the stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. Such stockholder’s notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

The chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure and, if the chairperson should so determine, the chairperson shall so declare to the meeting and the defective nomination shall be disregarded.

3. COMMITTEES.

3.1 Standing Committees. The Board shall by resolution designate an Audit/Finance Committee, a Corporate Governance Committee, and a Human Resources Committee, each consisting of two or more members of the Board. Unless otherwise provided by Board resolution, any current or former officer or employee of the Corporation or its subsidiaries shall not serve on any Standing Committee. The members of each such Committee shall serve at the pleasure of the Board, and the Board shall designate from the membership a Committee chairperson and shall fill any membership vacancies. The Corporate Governance Committee shall determine, from time to time, after consultation with each Committee, the scope of each standing Committee’s responsibilities, which shall be set forth in a written statement to be submitted to the Board for approval. Each such Committee shall perform such other functions and exercise such other powers as may be delegated to it from time to time by the Board.

3.2 Executive Committee. The Board may by resolution designate an Executive Committee of four or more members of the Board, which Committee shall have all the authority of the Board except as otherwise provided in the resolution or by law. The members of such Committee shall serve at the pleasure of the Board, and the Board shall designate from among the membership a Committee chairperson and shall fill any membership vacancies.

3.3 Other Committees. The Board may by resolution provide for such other standing or special committees, composed of two or more members of the Board, and discontinue the same at its pleasure. Each such committee shall have such powers and perform such duties, not inconsistent with law, as may be assigned to it by the Board.

3.4 Meetings of Committees. Each committee of the Board shall fix its own rules of procedure consistent with the provisions of the Board governing such committee, and shall meet as provided by such rules or by resolution of the Board, and it shall also meet at the call of its chairperson or any two members of such committee. Unless otherwise provided by such rules or by such resolution, the provisions of Article 2 of these By-Laws relating to the place of holding and notice required of meetings of the Board shall govern committees of the Board. A majority of each committee shall constitute a quorum thereof; provided, however, that in the absence of any member of such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint a member of the Board otherwise qualified for membership of such committee to act in the place of such absent member. The vote of a majority of such quorum at a duly constituted meeting shall be sufficient to authorize any action within the scope of responsibilities of each committee, unless otherwise provided by the rules of such committee or by resolution of the Board. Each committee shall keep minutes of its meetings and all action taken by such committee shall be reported to the Board at its next meeting.

4. OFFICERS.

4.1 Executive and Other Officers. The officers of the Corporation shall be a Chairperson of the Board (who shall be elected from among the Directors); a President, if the Board chooses to elect one; one or more Vice Presidents, a Treasurer; a Secretary and a Controller (any of whom may be designated as executive officers). The offices of Chairperson and President may be held by the same person, and the offices of Treasurer, Controller or

Secretary may be filled by the same person who may also be a Vice President. The Board shall designate the Chairperson or the President as Chief Executive Officer of the Corporation. The Officers specifically listed above, or otherwise designated as executive officers, shall be elected annually by the Board, and each such officer shall hold office until the next annual meeting of the Board and until the election of his successor, or until his earlier resignation or removal.

The Board may elect other officers including Vice Presidents (not otherwise designated by the Board as executive officers), Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers, each of whom shall hold office for such period and have such powers and duties as the Board determines.

4.2 Vacancies. A vacancy in any office may be filled for the unexpired term in the manner prescribed in Section 4.l of these By-Laws for election or appointment to the office.

4.3 Chairperson of the Board. The Chairperson of the Board, if one is elected, shall preside at all meetings of the Board and of the stockholders. The Chairperson shall perform all duties incident to the office of Chairperson of the Board and shall have such other powers and duties as the Board assigns to that individual. In the absence of the Chairperson, the Board shall designate a member of the Board as temporary Chairperson.

4.4 The President. The President shall perform all duties incident to the office of President and such other duties as the Board assigns to that individual.

4.5 Chief Executive Officer. The Chief Executive Officer shall, subject to the control of the Board, have the general management and control of the business and affairs of the Corporation and, in general, shall have all powers and perform all duties incident to the office of Chief Executive Officer.

4.6 Vice Presidents. Each Vice President shall have such designation as the Board may determine and such powers and duties as the Board or the Chief Executive Officer, subject to the control of the Board, assigns to that individual. One of the Vice Presidents, who is an executive officer, may be designated by the Board to act, in the absence of the Chief Executive Officer, in the Chief Executive Officer’s place.

4.7 The Treasurer. The Treasurer shall, subject to the direction of the Chief Executive Officer, have charge of all funds, securities, notes, receipts and disbursements of the Corporation. The Treasurer shall be responsible for the deposit of Corporation funds in or withdrawal from such banks or other depositories as shall be selected by the Chief Executive Officer with the approval of the Board, and shall provide all necessary cash and other records to the Controller. The Treasurer shall perform such other duties as treasurers of corporations usually have or as the Chief Executive Officer or the Vice President to whom the Treasurer reports assigns to that individual.

4.8 The Secretary. The Secretary shall be the secretary of, and keep the minutes of, all meetings of the Board and of the stockholders, shall be responsible for giving notice of all meetings of the Board and of the stockholders and shall keep the seal and shall apply it to any instrument requiring it. The Secretary shall be custodian of the corporate records (except accounting records), contracts and documents, and shall have such other powers and duties as the Chief Executive Officer or the Vice President to whom the Secretary reports assigns to that individual. In the absence of the Secretary from meetings, the minutes shall be kept by the person appointed for that purpose by the presiding officer.

4.9 The Controller. The Controller shall be the officer in charge of accounts of the Corporation and shall be responsible for the maintenance of adequate accounting and internal control procedures, and adequate records of the Corporation, for the preparation of financial statements and reports on the operation of the business. The Controller shall be responsible for the administration of the office and shall have such other powers and duties as the Board, the Chief Executive Officer or the Vice President to whom the Controller reports assigns to that individual.

4.10 Subsidiary, Business Unit or Division Officers. For administrative and management purposes, the Chief Executive Officer, may appoint such subsidiary, business unit or division officers (“Business Officers”) with such titles, as deemed necessary or advisable for the transaction of the business of the Corporation. Any Business Officer may be removed from office as a Business Officer, either with or without cause, at any time, by the Chief Executive Officer or by any other executive officer of the Corporation or officer of a subsidiary, business unit or division to whom such Business Officer may at the time be responsible. A Business Officer shall not be an officer of the Corporation by virtue of his or her position as such Business Officer. Business Officers shall perform such duties as shall be assigned to them from time to time by the Chief Executive Officer but no Business Officer shall execute any deed, lease or other conveyance or transfer of real property of the Corporation, any note or other evidence of indebtedness or any mortgage or other security for indebtedness.

5. SHARES.

5.1 Certificates. The shares of the Corporation shall be represented by certificates in the form approved by the Board, unless the Board by resolution provides that some or all classes or series of stock shall be uncertificated shares (provided that no such resolution shall apply to shares theretofore represented by a certificate unless and until such certificate is surrendered to the Corporation). Notwithstanding the adoption of such resolution by the Board, every holder of shares represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate representing such shares registered in his or her name on the Corporation’s books. Each certificate shall be signed by the Chairperson, the President or a Vice President and by the Secretary or the Treasurer. Any or all the signatures on the certificate may be a facsimile.

5.2 Transfers. Shares shall be transferable only on the Corporation’s books, (and, in the case of shares represented by certificates,) upon surrender of the certificate for the shares, properly endorsed. The Board may require satisfactory surety before issuing a new certificate to replace a certificate claimed to have been lost or destroyed.

5.3 Transfer Agents and Registrars. The Corporation shall have one or more transfer agents and one or more registrars of its shares, whose respective duties shall be defined by the Board. Unless the Board specifically directs otherwise with respect to a particular certificate, no certificates for shares shall be valid unless countersigned by a transfer agent and unless registered by a registrar.

6. MISCELLANEOUS.

6.1 Seal. The Board shall adopt a corporate seal, which shall be in the form of a circle and shall bear the Corporation’s name and the year and state in which it was incorporated.

6.2 Fiscal Year. The Board may determine the Corporation’s fiscal year. Until changed by the Board, the Corporation’s fiscal year shall end on June 30.

6.3 Voting of Shares in Other Corporations. Shares in other corporations which are held by the Corporation may be represented and voted by the Chairperson, the President or a Vice President of this Corporation or by proxy or proxies appointed by one of them. The Board may, however, appoint some other person to vote the shares.

6.4 Indemnification of Officers, Directors, Employees and Agents. The Corporation shall, to the fullest extent permitted by Section l45 of the Delaware General Corporation Law as amended from time to time, indemnify all persons whom it may indemnify under that Section.

For these purposes an employee or agent shall be deemed to have acted in good faith only if his or her action were within the scope of employment as defined by an agreement with the Corporation or in accordance with the rules of the Corporation or an authorized officer thereof.

6.5 Amendments. These By-Laws may be amended, repealed or adopted by the affirmative vote of a majority of the entire Board or of the holders of two-thirds of the issued and outstanding stock of the Corporation entitled to vote.

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